Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Will Ruthrauff, ext. 6571	May 1, 2017
Shelly Oates, ext. 3202

AmeriGas Partners Reports Fiscal 2017 Second Quarter Earnings; Updates Guidance

VALLEY FORGE, Pa., May 1 - AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported GAAP net income attributable to AmeriGas Partners for the quarter ended March 31, 2017 of $135.1 million, compared to GAAP net income of $245.9 million for the quarter ended March 31, 2016. Adjusted net income attributable to AmeriGas Partners for the quarter ended March 31, 2017 was $185.6 million compared to adjusted net income of $206.9 million in the prior-year quarter. Adjusted net income excludes the impact of unrealized gains and losses on commodity derivative instruments and a loss from an early extinguishment of debt.  A reconciliation of adjusted net income to GAAP net income is set forth at the end of this release.

The Partnership’s adjusted earnings before interest expense, income taxes, depreciation and amortization (Adjusted EBITDA) was $271.2 million for the quarter ended March 31, 2017 compared to $295.4 million in the prior-year quarter.

Degree days for the quarter were 13.3% warmer than normal and 2.9% warmer than the prior year; combined heating degree days for January and February, which account for approximately 75% of second quarter heating degree days, were more than 9% warmer than the same period in the prior year, and the month of February was the warmest in 122 years.

Operating and financial highlights were as follows:

•	Retail volumes were 6% lower than the prior year primarily as a result of the warm weather.

•	Unit margins were slightly higher than last year, despite average propane prices at Mt. Belvieu, TX that were $0.33 per gallon (85%) higher than last year's quarter.

•
During the quarter, the Partnership completed the issuance of $525 million of 5.75% notes due in May 2027, tendered for $378.4 million of its 7.00% notes due May 2022, and announced the redemption of the remaining $102.5 million of 7.00% notes. The redemption will be completed on May 20, 2017 and will mark the last step of a complete refinancing of the Partnership's long-term debt.

•
On April 24th, the Partnership announced an increase in its quarterly distribution to $0.95 per unit ($3.80 annualized), marking the 13th consecutive year of distribution increases for its unitholders.

AmeriGas Partners Reports Fiscal 2017 Second Quarter Earnings	Page 2

Jerry E. Sheridan, president and chief executive officer of AmeriGas, said, “Our operations were clearly impacted by the very warm weather during the quarter. We met this challenge by maintaining our focus on operational efficiency and containing operating expenses. Our teams did a nice job offsetting increases in the cost of fuel with reductions in overtime and travel expenses while continuing to drive improvement in our unit margins. Considering these difficult conditions, we were pleased with the performance of the business in the second quarter. Another significant accomplishment in the quarter was completing the steps to de-risk our debt structure by extending maturities and lowering average interest rates by over 100 basis points in total. Finally, as was recently announced, our Board approved our 13th consecutive distribution increase for our unitholders, underscoring their confidence in our ability to withstand warm weather in the near-term while focusing on creating long-term, sustainable value for our investors."

Based on the results through the first half of the year, and expectations for the remainder of the year, the company now expects Adjusted EBITDA of $550 million to $580 million for the fiscal year ending September 30, 2017.

About AmeriGas
AmeriGas is the nation’s largest retail propane marketer, serving approximately two million customers in all 50 states from approximately 1,900 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership and the public owns the remaining 74%.

AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss fiscal 2017 second quarter earnings and other current activities at 9:00 AM ET on Tuesday, May 2, 2017. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investors.amerigas.com/investor-relations/events-presentations or at the company website http://www.amerigas.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on May 2 through 11:59 PM on May 9, 2017. The replay may be accessed at (855) 859-2056, and internationally at (404) 537-3406, conference ID 5910598.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, liability for uninsured claims and for claims in excess of insurance coverage, political, economic and regulatory conditions in the U.S. and abroad, our ability to successfully integrate acquisitions and achieve anticipated synergies, and the interruption, disruption, failure, malfunction, or breach of our information technology systems, including due to cyber-attack. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2017	2016	2017	2016	2017	2016
Revenues:
Propane	$795,806	$759,278	$1,399,862	$1,333,182	$2,119,840	$2,104,768
Other	67,854	68,209	140,964	138,403	261,218	263,030
	863,660	827,487	1,540,826	1,471,585	2,381,058	2,367,798
Costs and expenses:
Cost of sales - propane	367,079	241,621	581,484	469,543	831,783	780,424
Cost of sales - other	17,327	17,161	37,909	38,028	78,738	83,804
Operating and administrative expenses	240,006	238,535	466,808	469,424	926,170	918,710
Depreciation	34,420	36,533	68,409	75,139	140,075	151,259
Amortization	10,592	10,886	21,214	21,486	42,903	42,763
Other operating income, net	(5,628)	(7,131)	(2,493)	(16,038)	(14,707)	(29,853)
	663,796	537,605	1,173,331	1,057,582	2,004,962	1,947,107
Operating income	199,864	289,882	367,495	414,003	376,096	420,691
Loss on extinguishments of debt	(22,144)	—	(55,295)	—	(104,184)	—
Interest expense	(39,991)	(40,806)	(80,019)	(81,831)	(162,283)	(162,543)
Income before income taxes	137,729	249,076	232,181	332,172	109,629	258,148
Income tax (expense) benefit	(646)	(290)	(1,483)	(1,200)	1,290	(2,422)
Net income including noncontrolling interest	137,083	248,786	230,698	330,972	110,919	255,726
Deduct net income attributable to noncontrolling interest	(1,995)	(2,878)	(3,656)	(4,091)	(3,774)	(4,118)
Net income attributable to AmeriGas Partners, L.P.	$135,088	$245,908	$227,042	$326,881	$107,145	$251,608
General partner’s interest in net income attributable to AmeriGas Partners, L.P.	$11,786	$11,107	$23,138	$20,562	$42,803	$37,098
Limited partners’ interest in net income attributable to AmeriGas Partners, L.P.	$123,302	$234,801	$203,904	$306,319	$64,342	$214,510
Income per limited partner unit (a)
Basic	$1.14	$1.74	$2.04	$2.58	$0.68	$2.29
Diluted	$1.14	$1.74	$2.04	$2.58	$0.68	$2.29
Weighted average limited partner units outstanding:
Basic	93,003	92,954	92,987	92,939	92,977	92,931
Diluted	93,045	93,020	93,039	93,014	93,040	93,003
SUPPLEMENTAL INFORMATION:
Retail gallons sold (millions)	362.7	385.8	668.4	680.9	1,053.0	1,077.0
Wholesale gallons sold (millions)	15.9	16.4	29.5	31.3	47.9	54.9
Total margin (b)	$479,254	$568,705	$921,433	$964,014	$1,470,537	$1,503,570
Adjusted total margin (c)	$507,874	$529,251	$924,322	$930,193	$1,441,168	$1,454,099
EBITDA (c)	$220,737	$334,423	$398,167	$506,537	$451,116	$610,595
Adjusted EBITDA (c)	$271,212	$295,368	$456,322	$473,058	$526,228	$561,624
Adjusted net income attributable to AmeriGas Partners, L.P. (c)	$185,563	$206,853	$285,197	$293,402	$182,257	$202,637
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$14,053	$13,375	$29,432	$26,290	$55,247	$52,332
Growth capital expenditures	$13,182	$14,438	$24,184	$29,497	$44,275	$48,247

(a)
Income per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

(b)	Total margin represents "total revenues" less "cost of sales - propane" and "cost of sales - other."

(c)	The Partnership’s management uses certain non-GAAP financial measures, including adjusted total margin, EBITDA, adjusted EBITDA

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

and adjusted net income attributable to AmeriGas Partners, L.P., when evaluating the Partnership’s overall performance. These financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Management believes earnings before interest, income taxes, depreciation and amortization (“EBITDA”), as adjusted for the effects of gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have ("Adjusted EBITDA"), is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of Adjusted EBITDA may be different from those used by other companies. Management uses Adjusted EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes, the effects of gains and losses on commodity derivative instruments not associated with current-period transactions or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization, gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have from Adjusted EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant periods. Management also uses Adjusted EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s Adjusted EBITDA to assess the profitability of the Partnership which is one of UGI Corporation’s industry segments. UGI Corporation discloses the Partnership’s Adjusted EBITDA as the profitability measure for its domestic propane segment.

Management believes the presentation of other non-GAAP financial measures, comprised of adjusted total margin and adjusted net income attributable to AmeriGas Partners, L.P., provide useful information to investors to more effectively evaluate the period-over-period results of operations of the Partnership. Management uses these non-GAAP financial measures because they eliminate the impact of (1) gains and losses on commodity derivative instruments that are not associated with current-period transactions and (2) other gains and losses that competitors do not necessarily have to provide insight into the comparison of period-over-period profitability to that of other master limited partnerships.

The following tables include reconciliations of adjusted total margin, EBITDA, adjusted EBITDA and adjusted net income attributable to AmeriGas Partners, L.P. to the most directly comparable financial measure calculated and presented in accordance with GAAP for all the periods presented:

(continued)

(continued)

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2017	2016	2017	2016	2017	2016
Adjusted total margin:
Total revenues	$863,660	$827,487	$1,540,826	$1,471,585	$2,381,058	$2,367,798
Cost of sales - propane	(367,079)	(241,621)	(581,484)	(469,543)	(831,783)	(780,424)
Cost of sales - other	(17,327)	(17,161)	(37,909)	(38,028)	(78,738)	(83,804)
Total margin	479,254	568,705	921,433	964,014	1,470,537	1,503,570
Add net losses (subtract net gains) on commodity derivative instruments not associated with current-period transactions	28,620	(39,454)	2,889	(33,821)	(29,369)	(49,471)
Adjusted total margin	$507,874	$529,251	$924,322	$930,193	$1,441,168	$1,454,099

Adjusted net income attributable to AmeriGas Partners, L.P.:
Net income attributable to AmeriGas Partners, L.P.	$135,088	$245,908	$227,042	$326,881	$107,145	$251,608
Add net losses (subtract net gains) on commodity derivative instruments not associated with current-period transactions	28,620	(39,454)	2,889	(33,821)	(29,369)	(49,471)
Noncontrolling interest in net (losses) gains on commodity derivative instruments not associated with current-period transactions	(289)	399	(29)	342	297	500
Loss on extinguishments of debt	22,144	—	55,295	—	104,184	—
Adjusted net income attributable to AmeriGas Partners, L.P.	$185,563	$206,853	$285,197	$293,402	$182,257	$202,637

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2017	2016	2017	2016	2017	2016
EBITDA and Adjusted EBITDA:
Net income attributable to AmeriGas Partners, L.P.	$135,088	$245,908	$227,042	$326,881	$107,145	$251,608
Income tax expense (benefit)	646	290	1,483	1,200	(1,290)	2,422
Interest expense	39,991	40,806	80,019	81,831	162,283	162,543
Depreciation	34,420	36,533	68,409	75,139	140,075	151,259
Amortization	10,592	10,886	21,214	21,486	42,903	42,763
EBITDA	220,737	334,423	398,167	506,537	451,116	610,595
Add net losses (subtract net gains) on commodity derivative instruments not associated with current-period transactions	28,620	(39,454)	2,889	(33,821)	(29,369)	(49,471)
Noncontrolling interest in net (losses) gains on commodity derivative instruments not associated with current-period transactions	(289)	399	(29)	342	297	500
Loss on extinguishments of debt	22,144	—	55,295	—	104,184	—
Adjusted EBITDA	$271,212	$295,368	$456,322	$473,058	$526,228	$561,624

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The following table includes a quantification of interest expense, income tax expense, depreciation and amortization included in the calculation of forecasted Adjusted EBITDA guidance range for the fiscal year ending September 30, 2017:

	Forecast Fiscal Year Ending September 30, 2017
	(Low End)	(High End)
Adjusted EBITDA (estimate)	$550,000	$580,000
Interest expense (estimate)	157,000	157,000
Income tax expense (estimate)	3,000	3,000
Depreciation (estimate)	139,000	139,000
Amortization (estimate)	43,000	43,000